Filed Pursuant to Rule 433
Registration No. 333-209532

Pricing Term Sheet

HUBBELL INCORPORATED

$400,000,000 3.350% Senior Notes due 2026

Issuer:	Hubbell Incorporated
Title of Securities:	3.350% Senior Notes due 2026
Principal Amount:	$400,000,000
Maturity:	March 1, 2026
Coupon (Interest Rate):	3.350%
Issue Price (Price to Public):	99.244% of principal amount
Benchmark Treasury:	1.625%; February 15, 2026
Spread to Benchmark Treasury:	170 bps
Benchmark Treasury Price and Yield:	98-30+; 1.740%
Yield to Maturity:	3.440%
Interest Payment Dates:	March 1 and September 1, commencing September 1, 2016
Redemption Provisions:

Treasury plus 30 basis points prior to December 1, 2025 (the date that is three months prior to the scheduled maturity date of the Notes).

At any time on or after December 1, 2025, we may redeem the Notes at par.

Accrued and unpaid interest, if any, will be paid up to but excluding the redemption date.

Change of Control Offer:	As described in the Preliminary Prospectus Supplement, dated February 23, 2016.
Legal Format:	SEC-registered
Trade Date:	February 23, 2016
Settlement Date:	T+5; March 1, 2016
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated HSBC Securities (USA) Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC Citigroup Global Markets Inc. TD Securities (USA) LLC
CUSIP:	443510AG7
ISIN:	US443510AG72
Ratings:*	A3 / A / A (negative outlook / negative outlook / stable)

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 and Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.